                                                                    Exhibit 99.4

                         BURNS PHILP CAPITAL PTY LIMITED
                         BURNS PHILP CAPITAL (U.S.) INC.

                                OFFER TO EXCHANGE
                                      THEIR
                     9-1/2% SERIES B SENIOR NOTES DUE 2010
                            FOR ANY AND ALL OF THEIR
                          9-1/2% SENIOR NOTES DUE 2010

                UNCONDITIONALLY GUARANTEED ON A SENIOR BASIS BY
                         BURNS, PHILP & COMPANY LIMITED
                         AND CERTAIN OF ITS SUBSIDIARIES

To Our Clients:

            Enclosed for your consideration are the Prospectus, dated ___, 2003 (the "Prospectus") and the related Letter of Transmittal (which together with the Prospectus constitute the "Exchange Offer") in connection with the offer by Burns Philp Capital Pty Limited, a company incorporated under the laws of Australia (the "Australian Company") and Burns Philp Capital (U.S.) Inc., a company incorporated under the laws of Delaware (the "U.S. Company," together with the Australian Company, the "Companies"), to exchange their outstanding 9-1/2% Series B Senior Notes due 2010 (the "Exchange Notes") for any and all of their outstanding 9-1/2% Senior Notes due 2010 (the "Old Notes"), upon the terms and subject to the conditions set forth in the Exchange Offer.

            We are the Registered Holders of Old Notes held for your account. An exchange of the Old Notes can be made only by us as the Registered Holders and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to exchange the Old Notes held by us for your account. The Exchange Offer provides a procedure for holders to tender by means of guaranteed delivery.

            We request information as to whether you wish us to exchange any or all of the Old Notes held by us for your account upon the terms and subject to the conditions of the Exchange Offer.

      Your attention is directed to the following:

            1. The Exchange Notes will be issued in exchange for the Old Notes at the rate of US$1,000 principal amount of Exchange Notes for each US$1,000 principal amount of Old Notes. Interest on the Exchange Notes issued pursuant to the Exchange Offer will accrue from the last interest payment date on which interest was paid on the Old Notes surrendered in exchange therefor or, if no interest has been paid, from the original date of issuance of the Old Notes. Interest on the Exchange Notes is payable semi-annually on each May 15 and November 15, commencing on November 15, 2003. The Exchange Notes will bear interest (as do the Old Notes) at a rate equal to 9-1/2% per annum. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes, except (i) that the offering of the Exchange Notes has been registered under the Securities Act of 1933, as amended (the "Securities Act"), (ii) that the Exchange Notes will not be subject to transfer restrictions under the Securities Act and (iii) for certain provisions relating to the payment of additional interest in connection with a Registration Default as described in the Prospectus under "The Exchange Offer -- Purpose and Effect of the Exchange Offer."

            2. Based on an interpretation by the staff of the Securities and Exchange Commission, Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Companies or the guarantors within the meaning of Rule 405 under the Securities Act or a "broker" or "dealer" registered under the Securities Exchange Act of

      1934, as amended) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Also, if such holder is a broker-dealer that acquired Old Notes as a result of market-making or trading activities, the holder must deliver the Prospectus in connection with any resale of such Exchange Notes. See the discussion in the Prospectus under "The Exchange Offer -- Purpose and Effect of the Exchange Offer."

            3. The Exchange Offer is not conditioned on any minimum principal amount of Old Notes being tendered.

            4. Notwithstanding any other term of the Exchange Offer, the Companies will not be required to accept for exchange, or Exchange Notes for, any Old Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if any of the conditions described in the Prospectus under "The Exchange Offer -- Conditions" exist.

            5. Tendered Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on ________, 2003.

            6. Any transfer taxes applicable to the exchange of the Old Notes pursuant to the Exchange Offer will be paid by the Companies, except as otherwise provided in the Prospectus under "The Exchange Offer -- Fees and Expenses" and in Instruction 9 of the Letter of Transmittal.

            If you wish to have us tender any or all of your Old Notes, please so instruct us by completing, detaching and returning to us the instruction form attached hereto. An envelope to return your instructions is enclosed. If you authorize a tender of your Old Notes, the entire principal amount of Old Notes held for your account will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

            The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, (i) holders of the Old Notes in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction or would otherwise not be in compliance with any provision of any applicable security law and (ii) holders of Old Notes who are affiliates of the Companies.


                                       -2-